Exhibit 99.7

Passionate. Principled. Purposeful.

Dear Colleagues,

Today we are announcing plans for our latest - and largest - acquisition, one that will have a profound and positive effect on our business.

We intend to acquire Move, Inc., a major online real estate platform in America. Once complete, News Corp will become one of the leading players in the US and international digital property market - a market that we believe is poised for substantial growth.

As you know, we have real estate experience by virtue of our 61.6% ownership stake in the REA Group, operator of Australia’s #1 property website, as well as the extensive property work done by our newspapers around the world, such as The Wall Street Journal, with its Mansion portal. Adding Move to our portfolio is fully consistent with our digital and global growth strategy.

Move has much going for it - its websites, including the popular realtor.com® , convert more leads into sales than any other digital property business. The business also benefits from its significant ties to the National Association of Realtors® (“NAR”), whose one million members are crucial players in bringing together homebuyers and sellers, landlords and renters. We look forward to a strong partnership with NAR.

And News Corp has much to complement Move - along with our knowledge of the world of real estate, we offer platforms, sales, marketing, news and technology expertise. We intend to turbo-charge traffic and make the site more compelling with our content. REA plans to become a 20% stakeholder and will be an important and extremely able partner as we rapidly build Move’s future.

I encourage you to read the announcement for more details on this major moment in News Corp’s new life. As noted, the acquisition is subject to regulatory approvals and other customary closing conditions, and we expect it to close by the end of this calendar year. Move will continue to operate with headquarters in San Jose, California, and we look forward to it becoming an integral part of News Corp and our prosperous future.

Forward-Looking Statements

This communication contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. The reader is cautioned not to place undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties, risks, assumptions and other factors, many of which are outside the control of News Corporation (“News Corp”) and Move, Inc. (“Move”). The forward-looking statements in this communication address a variety of subjects including, for example, the expected date of closing of the acquisition and the potential benefits of the proposed acquisition, including integration plans and expected synergies. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that Move’s business will not be successfully integrated with News Corp’s business; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; and other events that could adversely impact the completion of the transaction, including industry or economic conditions outside of our control. In addition, actual results are subject to other risks and uncertainties that relate more broadly to News Corp’s overall business, including those more fully described in News Corp’s filings with the U.S. Securities and Exchange Commission (“SEC”) including its annual report on Form 10-K for the fiscal year ended June 30, 2014, and its quarterly reports filed on Form 10-Q for the current fiscal year, and Move’s overall business and financial condition, including those more fully described in Move’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended December 31, 2013, and its quarterly reports filed on Form 10-Q for the current fiscal year. The forward-looking statements in this communication speak only as of this date. We expressly disclaim any current intention to update or revise any forward-looking statements contained in this communication to reflect any change of expectations with regard thereto or to reflect any change in events, conditions, or circumstances on which any such forward-looking statement is based, in whole or in part.

Additional Information Regarding the Proposed Transaction
This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. No tender offer for the shares of Move has commenced at this time.

In connection with the proposed transaction, News Corp intends to file tender offer documents with the SEC. Any definitive tender offer documents will be mailed to shareholders of Move. INVESTORS AND SECURITY HOLDERS OF MOVE ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by News Corp through the SEC website at http://www.sec.gov or through the News Corp website at http://investors.newscorp.com.